Exhibit 99.1

Mylan CFO John Sheehan to Retire as of April 1, 2016

HERTFORDSHIRE, England and PITTSBURGH – Jan. 8, 2016 – Mylan N.V. (NASDAQ, TASE: MYL) today announced that John Sheehan has advised the company of his intention to retire from his position as CFO of Mylan, effective April 1, 2016. Mylan’s Board of Directors has initiated a search to identify a replacement for Mr. Sheehan.

Mylan Executive Chairman Robert J. Coury commented, “John has served with distinction as Mylan’s CFO for the past six years, contributing significantly to Mylan’s success during this time and helping to ensure that we delivered consistently strong financial performance. Importantly, John has demonstrated all of the qualities that make Mylan so special: dedication to our mission, passionate leadership and an unwavering commitment to doing what is right. I am extremely grateful to John for his service to Mylan and for helping to position the company so well for the future.”

Mylan’s CEO Heather Bresch added, “John has been a valued partner since he joined Mylan in 2010 and, during the next several months, he will help to ensure a smooth transition of his CFO responsibilities while we identify a successor. We have in place the financial strength and flexibility, strong business momentum and deep leadership team to ensure Mylan’s continued growth and success. We thank John for his many contributions and wish him all the best in the future.”

Mr. Sheehan said, “I am very grateful for the opportunity to have served as CFO of Mylan during such an exciting period of growth and expansion for the company. This has been the most professionally rewarding experience of my career and I am very proud of all that Mylan has accomplished. I am confident that the talented and dedicated team here will continue to drive strong growth and shareholder value going forward, and I look forward to handing the reins over to my successor.”

This press release includes statements that constitute “forward-looking statements,” including with regard to Mylan having in place the financial strength and flexibility, strong business momentum and deep leadership team to ensure Mylan’s continued growth and success and that its talented and dedicated team will continue to drive strong growth and shareholder value going forward. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: changes in the economic and financial conditions of the businesses of Mylan; actions and decisions of healthcare and pharmaceutical regulators, and changes in healthcare and pharmaceutical laws and regulations, in the United States and abroad; other uncertainties and matters beyond the control of management; and the other risks detailed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,400 generic and branded pharmaceuticals, including antiretroviral therapies on which nearly 50% of people being treated for HIV/AIDS in the developing world depend. We market our products in approximately 165 countries and territories. Our global R&D and manufacturing platform includes more than 50 facilities, and we are one of the world’s largest producers of active pharmaceutical ingredients. Every member of our more than 30,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at mylan.com.

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